Exhibit 5.1

April 21, 2005

Chittenden Corporation

Two Burlington Square

Burlington, VT 05401

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Chittenden Corporation, a Vermont corporation (the “Company”), and have represented the Company in connection with the registration statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 3,250,000 shares of common stock, par value $1.00 per share (the “Shares”), of the Company. The Shares will be offered under the Company’s Stock Incentive Plan (the “Plan”). In that capacity, I have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, including the exhibits thereto, the corporate proceedings taken by the Board of Directors relating to the authorization of the issuance of the Shares and the Plan, and such other certificates and documents as I have deemed necessary or advisable for the issuance of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable. The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Very truly yours,

/s/ F. Sheldon Prentice
F. Sheldon Prentice, Esq.
Senior Vice President, General Counsel & Secretary